EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

                      [LETTERHEAD OF Corbin & Company, LLP]


To the Board of Directors and Shareholders of Sangui Biotech International, Inc.
Alfred-Herrhaussen-Str. 44
58455, Witten
Germany

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 9, 2003, on the consolidated financial statements of Sangui Biotech International, Inc. as of June 30, 2003, and for each of the years in the two-year period then ended, which report is included in Sangui Biotech International, Inc.'s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on September 30, 2003.



/s/ CORBIN & COMPANY, LLP
Irvine, California
May 19, 2004